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                                                                    Exhibit 99.1

                                  NEWS RELEASE

                                          [FIRSTCITY FINANCIAL CORPORATION LOGO]

contact: Suzy W. Taylor
         (866) 652-1810

            FIRSTCITY FINANCIAL ANNOUNCES INTENT TO SELL 31% INTEREST
                IN DRIVE FINANCIAL SERVICES LP FOR $86.8 MILLION

      WACO, TEXAS, SEPTEMBER 22, 2004...FirstCity Financial Corporation (NASDAQ:
FCFC) today announced that it has entered into a definitive agreement to sell its 31% beneficial interest in Drive Financial Services LP and Drive GP LLC (collectively "Drive") for $86.8 million. Depending on the timing of closing, the sale should result in the recognition by FirstCity of a gain of between $52 million and $57 million or between $4.40 and $4.82 per share of common stock. Affiliates of Bank of Scotland (part of HBOS Group), BOS (USA) Inc. and senior management of Drive have agreed to purchase FirstCity's 31% interest. Currently, the affiliates of BOS (USA) Inc. beneficially own 49% of Drive and the Drive Management LP owns beneficially 20% of Drive.

After payment of certain fees and expenses, FirstCity intends to apply the net proceeds of the sale to existing indebtedness, reducing company debt by at least $67.0 million. In addition, Bank of Scotland and FirstCity have negotiated terms for the refinancing of the credit facilities for FirstCity to provide total loans and availability of $96.0 million. The refinanced credit facilities as contemplated would increase the revolving credit loan and acquisition facility to a maximum outstanding balance of $96.0 million from the current maximum of $50.0 million.

James T. Sartain, President and CEO of FirstCity said, "The sale of Drive and the resultant gain thereon give FirstCity a huge boost in its efforts to return solely to its core business enterprise, the portfolio asset acquisition and resolution business. The liquidity from the sale and the increased credit facilities will allow FirstCity to take advantage of more opportunities in the value investment market, while at the same time substantially reducing FirstCity's debt and cost of funds. We are pleased with the transaction as we continue to return FirstCity to a prominent position in the value investment market place."

FirstCity has engaged Howard, Frazier, Barker, Elliott, Inc. of Houston, Texas to conduct a financial review of Drive and its business and operations and to provide an opinion to FirstCity as to the fairness to FirstCity and its shareholders of the terms of the sale.

The closing of the contemplated transaction is subject to various customary conditions precedent and is further conditioned upon, among other matters, the satisfactory amendment or restructuring of certain prior agreements, the entering into of a new satisfactory credit facility between Drive Management LP and its general partner, Drive Management GP LLC and The Governor and Company of the Bank of Scotland, the satisfactory amendment or restructure of the credit facilities of Drive provided by The Governor and Company of the Bank of Scotland and BOS (USA) Inc. and the receipt of certain opinions of counsel. The closing of the transaction is also contingent upon the absence of any material adverse change since June 30, 2004, in the business or prospects of FirstCity and its subsidiaries taken as a whole, or of FirstCity Consumer Lending Corporation or FirstCity Funding LP, or in the business or prospects of Drive and its general partner Drive GP LLC or any of their subsidiaries taken as a whole or any member thereof. Any party may terminate the agreement if the transaction does not close by October 31, 2004. There can be no assurance that the transaction will be completed as proposed or at all or that terms as currently agreed to will remain unchanged.

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                                                                    Exhibit 99.1

                                     (more)
                                       (2)

Certain statements in this press release, which are not historical in fact, including, but not limited to, statements relating to future performance, may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, performance or achievements, and may contain the words "expect", "intend", "plan", "estimate", "believe", "will be", "will continue", "will likely result", and similar expressions. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. In particular, while the companies have executed a definitive agreement, there is no assurance that they will complete the transaction. The closing of the sale is subject to the satisfaction of closing conditions which if not achieved could result in the termination of the agreement. There can be no assurance that the transaction will be completed as proposed or at all. There are many important factors that could cause the Company's actual results to differ materially. These factors include, but are not limited to, the failure of certain contingencies or conditions to closing of the sale to be satisfied, the performance of the Company's subsidiaries and affiliates, availability of portfolio assets, assumptions underlying portfolio asset performance, interest rate risk, risks of declining value of loans, collateral or assets; the Company's continued need for financing, availability of the Company's credit facilities, the impact of certain covenants in loan agreements of the Company and its subsidiaries, fluctuation in residential and commercial real estate values, capital markets conditions, including the markets for asset-backed securities; factors more fully discussed and identified under Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," risk factors and other risks identified in the Company's Annual Report on Form 10-K, filed with the SEC on March 30, 2004, as well as in the Company's other filings with the SEC. Many of these factors are beyond the Company's control. In addition, it should be noted that past financial and operational performance of the Company is not necessarily indicative of future financial and operational performance. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements.

The forward-looking statements in this release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

The Company is a diversified financial services company with operations dedicated to portfolio asset acquisition and resolution and consumer lending with offices in the U.S. and with affiliate organizations in France and Mexico. Its common (FCFC) and preferred (FCFCO) stocks are listed on the NASDAQ National Market System.